EXHIBIT 99.1

IntelliCell BioSciences, Inc. to Address FDA Warning Letter

NEW YORK, March 28, 2012 /PRNewswire via COMTEX/ -- IntelliCell BioSciences, Inc. ("Company") (otcqb:SVFC.PK) announced today that the Company had received a warning letter, dated March 13, 2012, from the Food and Drug Administration (the "FDA") related to an inspection of the Company conducted between November 8 and December 12, 2011. The letter outlines observations of those visits.

Dr. Steven Victor, Chairman of IntelliCell Biosciences stated, "The FDA Warning Letter is an opportunity for the Company to discuss the observations of the Company's facilities relating to current good manufacturing practices (cGMP's) with the FDA. The FDA also raised questions regarding the regulatory category that the cells produced by the Company's technology fall into, which the Company also intends to discuss with the FDA. The Company is moving to a new, commercial facility in late April 2012, and believes that the new facility will address the cGMP issues. The Company has also hired consultants and counsel who have extensive experience with applicable FDA regulations, as well as with the requirements of bringing the new facilities on line and in compliance with the FDA's requirements. The Company will be providing comprehensive response to FDA on April 3 that will thoroughly address all of the FDA's observations."

About IntelliCell BioSciences, Inc.

IntelliCell is a pioneering regenerative medicine company focused on the expanding regenerative medical markets using stromal vascular fraction (HCT/P's) derived from the blood vessels in the adult adipose tissue. IntelliCell intends to initially focus on entering into technology licensing agreements and related service agreements with physicians, physician practice groups and ambulatory service centers located in the United States for use in their offices for their patients in the practice of medicine. IntelliCell will also be seeking to enter into technology licensing agreements that cover a particular international territory or country. In addition, IntelliCell will be seeking to establish "Centers of Excellence" in conjunction with physicians under an arrangement whereby we are appointed the exclusive managing agent for the professional corporation in exchange for the grant of a license to the professional corporation to utilize our proprietary process.

Forward-Looking Statements

Certain statements set forth in this press release constitute "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may" or words or expressions of similar meaning. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to grow its business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company's limited operating history, the limited financial resources, domestic or global economic conditions, activities of competitors and the presence of new or additional competition, and changes in Federal or State laws. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.

Contact:IntelliCell BioSciences, Inc.Rubenstein Investor RelationsContact: Tim ClemensenEmail Contact: TClemensen@rubensteinir.com(212) 843-9337